Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements of Vishay Intertechnology, Inc. and in the related Prospectuses of our reports dated February 26, 2008, with respect to the consolidated financial statements of Vishay Intertechnology, Inc. and the effectiveness of internal control over financial reporting of Vishay Intertechnology, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

Registration
Statement Number	Form	Description
33-7850	S-8	1986 Employee Stock Plan of Vishay Intertechnology, Inc.

33-7851	S-8	1986 Employee Stock Plan of Dale Electronics, Inc.

333-78045	S-8	1997 Stock Option Program and 1998 Employee Stock Option Program of Vishay Intertechnology, Inc.

333-73496	S-8	Amended and Restated General Semiconductor, Inc. 1993 Long-Term Incentive Plan and General Semiconductor, Inc. Amended and Restated 1998 Long-Term Incentive Plan

333-52594	S-3/A	2,887,134 Common Shares and $945,779,624 Other Securities

333-102507	S-3/A	Class A Warrants to Purchase 7,000,000 Shares of Common Stock; Class B Warrants to Purchase 1,823,529 Shares of Common Stock; 6,176,467 Shares of Common Stock Issuable Upon Exchange of $105,000,000 Floating Rate Unsecured Notes due 2102; and 8,823,529 Shares of Common Stock Issuable Upon Exercise of Class A Warrants and Class B Warrants

333-110259	S-3/A	$500,000,000 Principal Amount of 3 5/8% Convertible Subordinated Notes Due 2023; and Shares of Common Stock Issuable Upon Conversion of $500,000,000 Principal Amount of 3 5/8% Convertible Subordinated Notes due 2023.

333-144466	S-8	2007 Stock Option Program of Vishay Intertechnology, Inc.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 26, 2008